Pericom Semiconductor Corporation

SPECIFIC POWER OF ATTORNEY

For the Purpose of Filing Forms 3,4, and 5 with the Securities and Exchange Commission

	I, Jui-Yung Angela Chen,  Sr. Vice-President of Finance
Asia, of Pericom Semiconductor Corporation, a California corporation, do hereby constitute and appoint Robert Strickland or Angeline Lotilla, and each of them, my true and lawful attorneys and agents in fact for me and in my name, place and stead, and for my use and benefit:

	To sign and file with the Securities and Exchange Commission any and all Form 3, Form 4, or Form 5 filings regarding my initial holdings, the purchase or sale of Pericom Semiconductor Corporation non-derivative securities, the grant exercise or cancellation of Pericom Semiconductor Corporation derivative securities and/or any other transaction involving any securities of Pericom Semiconductor Corporation undertaken by me or on my behalf during any date at which I am unable to sign and file personally.

	This instrument is to be construed and interpreted as a specific and not a general power of attorney. The enumeration of specific items, acts, rights, or powers herein limits and restricts, and is to be construed or interpreted as limiting or restricting specific powers herein granted to said attorneys in fact.

	The rights, powers, and authority of said attorneys in fact to exercise the specific rights and powers herein granted shall commence and be in full force and effect on November 18, 2014, and such rights, powers, and authority shall remain in full force until the requirement to file such Forms 3, 4 or 5 with Securities and Exchange Commission regarding securities of Pericom Semiconductor Corporation no longer applies to me.

Date:	November 18, 2014


BY: /s/ Jui-Yung Angela Chen